Exhibit 99.1

CONSENT OF DAHE (TAYLOR) ZHANG

In connection with the filing by AlphaVest Acquisition Corp of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for AMC Robotics Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 1, 2025

Dahe (Taylor) Zhang

/s/ Dahe (Taylor) Zhang
Signature